Raytech Corporation and Subsidiaries

                                  PART II
                               EXHIBIT (11)


              SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                   (in thousands, except per share data)

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                                     For the 13 Weeks Ended   For the 26 Weeks Ended
                                     June 30,       July 2,   June 30,      July 2,
                                      1996           1995      1996           1995


Net income                           $ 4,592       $ 5,645    $ 8,283      $10,589

Shares outstanding at beginning
  of year                          3,230,080     3,218,968  3,230,080    3,218,968

Add weighted average of stock
  options exercised                      571         5,631        571        2,877

Deduct weighted average shares to
  treasury                               -              (2)       -             (1)

Add common equivalent shares for
  assumed exercise of employee
  stock options                      262,655       159,321    218,550      189,983

Weighted average number of shares
  used in calculation of primary
  income per share                 3,493,306     3,383,918  3,449,201    3,411,827

Income per share                      $ 1.31         $1.67     $ 2.40       $ 3.00

Primary income per
  common share                        $ 1.31         $1.67     $ 2.40        $3.00


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